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                           SSgA FUNDS MANAGEMENT INC.
                               ONE LINCOLN STREET
                                BOSTON, MA 02111

October 27, 2010

Ryan Louvar, Secretary
SPDR(R) Series Trust
One Lincoln Street
Boston, MA 02111

Dear Mr. Louvar:

      This letter serves to inform the Trust that SSgA Funds Management, Inc. ("SSgA FM"), has contractually agreed to waive a portion of its management fee for SPDR(R) NUVEEN BARCLAYS CAPITAL MUNICIPAL BOND ETF (the "Fund") and reimburse certain expenses to the extent necessary to limit the Fund's total annual operating expenses to 0.23%. This waiver will remain in effect until OCTOBER 31, 2011 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM. This waiver letter supersedes and replaces the waiver letter dated October 23, 2007 with respect to the Fund, and your acceptance of this letter shall serve to waive any notice period required by the October 23, 2007 waiver letter.

SSgA FUNDS MANAGEMENT, INC.

By:      /s/ James Ross
         -------------------------------
Name:    James Ross
Title:   President

SPDR SERIES TRUST

By:      /s/ Ryan Louvar
         -------------------------------
Name:    Ryan Louvar
Title:   Secretary